Royal Bank of Canada	Free Writing Prospectus dated September 30, 2022 Relating to Preliminary Pricing Supplement MSELN524-SPX, dated September 30, 2022; Registration Statement No. 333-259205; Filed pursuant to Rule 433

Trigger PLUS Based on the Performance of the S&P 500®
Index due November 3, 2028
Principal at Risk Securities
This document provides a summary of the terms of the Trigger PLUS. Investors must carefully review the accompanying preliminary pricing supplement referenced below, the prospectus supplement and the prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.
Summary Terms
Issuer:	Royal Bank of Canada
Underlying index:	S&P 500® Index (“SPX”)
Stated principal amount:	$10 per Trigger PLUS
Issue price:	$10 per Trigger PLUS
Pricing date:	October 14, 2022
Original issue date:	October 19, 2022 (3 business days after the pricing date)
Maturity date:	November 3, 2028
Payment at maturity per Trigger PLUS[1]:
If the final index level is greater than the initial index level:
$10 + $10 × leverage factor × underlying index return
If the final index level is less than or equal to the initial index level, but greater than or equal to the trigger level:
$10
If the final index level is less than the trigger level:
$10 + $10 × underlying index return
Under these circumstances, the payment at maturity will be less than the stated principal amount of $10. You will lose some or all of the principal amount if the final index level is less than the trigger level.

Underlying index return:	(final index level – initial index level) / initial index level
Trigger level:	75% of the initial index level
Initial index level:	The closing level of the underlying index on the pricing date
Final index level:	The closing level of the underlying index on the valuation date
Valuation date:	October 31, 2028, subject to adjustment for non-trading days and certain market disruption events
Leverage factor:	127%
Maximum payment at maturity:	Not applicable
CUSIP/ISIN:	78016D810 / US78016D8103
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/1000275/000114036122035429/brhc10042509_fwp.htm
Hypothetical Payout at Maturity1

Change in Underlying Index	Return on Trigger PLUS
+30.00%	38.10%
+20.00%	25.40%
+10.00%	12.70%
+5.00%	6.35%
+2.00%	2.54%
0.00%	0.00%
-10.00%	0.00%
-20.00%	0.00%
-25.00%	0.00%
-30.00%	-30.00%
-40.00%	-40.00%
-50.00%	-50.00%
-60.00%	-60.00%
-80.00%	-80.00%
-100.00%	-100.00%

Royal Bank of Canada has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-688-2301.
Underlying Index
For more information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement.

1 All payments are subject to our credit risk

Royal Bank of Canada	Free Writing Prospectus dated September 30, 2022 Relating to Preliminary Pricing Supplement MSELN524-SPX, dated September 30, 2022; Registration Statement No. 333-259205; Filed pursuant to Rule 433
Risk Considerations
The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.
Risks Relating to the Terms and Structure of the Trigger PLUS
•	The Trigger PLUS do not pay interest or guarantee return of principal.
•	Investors may lose all or a portion of their initial investment in the Trigger PLUS.
•	The Trigger PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS.
•	The amount payable on the Trigger PLUS is not linked to the level of the underlying index at any time other than the valuation date.
•	Investing in the Trigger PLUS is not equivalent to investing in the underlying index.
•	Significant aspects of the tax treatment of the Trigger PLUS are uncertain.
Risks Relating to the Initial Estimated Value of the Trigger PLUS
•	The initial estimated value of the Trigger PLUS, which is expected to be between $8.79 and $9.29 per security, is less than the price to the public.
•	Our initial estimated value of the Trigger PLUS is an estimate only, calculated at the time the terms of the PLUS are set.
Risks Relating to the Secondary Market for the Trigger PLUS
•	The market price of the Trigger PLUS will be influenced by many unpredictable factors.
•	The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited.
Risks Relating to the Underlying Index
•	We have no affiliation with the index sponsor and will not be responsible for any actions taken by the index sponsor.
•	Historical levels of the underlying index should not be taken as an indication of its future levels during the term of the Trigger PLUS.
Risks Relating to Conflicts of Interest
•	Hedging and trading activity by us and our subsidiaries could potentially adversely affect the value of the Trigger PLUS.
•	Our business activities may create conflicts of interest.
•	The calculation agent, which is our subsidiary, will make determinations with respect to the Trigger PLUS, which may create a conflict of interest.

Tax Considerations
You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS, and you should consult your tax adviser.